Amendment Number One
to the
Economic Development Agreement
between
The State of Texas
and
Rackspace US, Inc.

July 24, 2009

This Amendment number one (“Amendment”) is by and between the State of Texas (the “State”), acting by and through the Office of Economic Development and Tourism, a division within the Office of the Governor (“OOGEDT”), and Rackspace US, Inc., a Delaware corporation d/b/a Rackspace Managed Hosting (“Rackspace”).  The State and Rackspace are hereinafter referred to either individually as the “party,” or collectively as the “parties.”  The Effective Date of this Amendment is July 24, 2009.

Recitals

Whereas, the parties hereto entered into that certain Economic Development Agreement dated effective August 1, 2007 (the “Agreement”); and

Whereas, since entering into the Agreement, Rackspace has invested over $70 million at the Walzem Road facility and has created  529 new jobs in the State of Texas; and

Whereas, due to the current global economic recession and banking crisis, the parties recognize that the job creation commitments in the Agreement are no longer feasible and are therefore desirous of amending the Agreement to provide additional time for job creation and other matters, while at the same time protecting the assets and investments of the people of Texas;

Agreements

Now, therefore, in consideration of the mutual promises herein, the parties agree as follows:

I.           Section 1, State of Texas Commitment, is deleted in its entirety and replaced with the following:

1.           STATE OF TEXAS COMMITMENT

Grant of Funds from the Texas Enterprise Fund. The State agrees to pay cash from the Texas Enterprise Fund to Rackspace in an amount not to exceed Twenty-Two Million Dollars ($22,000,000) (the "Funds"). The Funds are composed of a Basic Fund amount of Eight Million Five Hundred Thousand Dollars ($8,500,000) and Option Fund amounts of up to Thirteen Million Five Hundred Thousand Dollars ($13,500,000).  The Option Fund amounts described below under Option A, Option B and/or Option C will be paid promptly after Rackspace’s exercise of said options in accordance with the terms and conditions set forth herein.  In no event shall the total of all Basic Fund and Option Fund amounts paid by the State to Rackspace exceed Twenty-Two Million Dollars ($22,000,000).  The Basic Fund amount and Option Fund amounts are more fully described as follows:

a)	(BASIC) i. Five Million Dollars ($5,000,000) of the Funds will be paid to Rackspace as soon as practicable following execution of this Agreement, provided that all necessary documents for disbursement of the funds have been provided to the State as required and Rackspace provides evidence of creating at least Four Hundred Seventy-Five (475) Employment Positions by December 31, 2008 (it being understood and agreed that the said $5 million has been received by Rackspace and the 475 Employment Positions have been created); and

ii. Three Million Five Hundred Thousand Dollars ($3,500,000) of the Funds will be paid to Rackspace as soon as practicable following receipt of evidence from Rackspace of creating at least Seven Hundred Fifty (750) additional Employment Positions no later than December 31, 2012, in addition to the 475 Employment Positions referred to in subparagraph a.i. above for a total of 1,225 Employment Positions.

b)
(OPTION A).  At Rackspace’s sole option, Rackspace shall have the right to receive an additional Five Million Five Hundred Thousand Dollars ($5,500,000) as soon as practicable following receipt of evidence from Rackspace of creating:

i.
at least Eight Hundred Seventy-Five (875) additional Employment Positions no later than December 31, 2013, in addition to the 1225 Employment Positions required to receive the Basic Fund amount for a total of 2,100 Employment Positions.

c)	(OPTION B). At Rackspace’s sole option, it shall have the right to receive an additional:

Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) as soon as practicable following receipt of evidence from Rackspace of creating:

i.
at least Nine Hundred (900) additional new employment positions no later than December 31, 2014, if OPTION A was exercised, in addition to the 1,225 Employment Positions required under the Basic Fund amount and the 875 Employment Positions under Option A for a total of 3,000 Employment Positions; or

Ten Million Dollars ($10,000,000) as soon as practicable following receipt of evidence from Rackspace of creating:

ii.
at least One Thousand Seven Hundred Seventy-Five (1,775) additional Employment Positions no later than December 31, 2014, if OPTION A was not exercised, in addition to the 1,225 Employment Positions required under the Basic Fund amount for a total of 3,000 Employment Positions.

d)
(OPTION C).  At Rackspace’s sole option, Rackspace shall have the right to receive an additional Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) as soon as practicable following receipt of evidence from Rackspace of creating:

i.
at least One Thousand (1,000) additional new employment positions no later than December 31, 2015, if both OPTION A and OPTION B(i) were exercised, in addition to the 1,225 Employment Positions required under the Basic Fund amount, the 875 Employment Positions under Option A, and the 900 Employment Positions under Option B(i), for a total of 4,000 Employment Positions; or

Three Million Five Hundred Thousand Dollars ($3,500,000) as soon as practicable following receipt of evidence from Rackspace of creating:

ii.
at least One Thousand (1,000) additional Employment Positions no later than December 31, 2015, if only OPTION B(ii) was exercised, in addition to the 1,225 Employment Positions required under the Basic Fund amount, and the 1,775 Employment Positions under Option B(ii), for a total of 4,000 Employment Positions; or

Eight Million Dollars ($8,000,000) as soon as practicable following receipt of evidence from Rackspace of creating:

iii.
at least One Thousand Nine Hundred (1,900) additional Employment Positions no later than December 31, 2015, if only OPTION A was exercised, in addition to the 1,225 Employment Positions required under the Basic Fund amount and the 875 Employment Positions under Option A, for a total of 4,000 Employment Positions.

Thirteen Million Five Hundred Thousand Dollars ($13,500,000) as soon as practicable following receipt of evidence from Rackspace of creating:

iv.
at least Two Thousand Seven Hundred Seventy-Five (2,775) additional Employment Positions no later than December 31, 2015, if neither OPTION A or OPTION B was exercised, in addition to the 1,225 Employment Positions required under the Basic Fund Amount, for a total of 4,000 Employment Positions.

Should Rackspace decide to exercise any or all of the options set forth in Paras. 1 (b)-(d) it shall do so by providing written notice of its intent to do so no later than in the annual compliance report for the previous year.  In the event an option is exercised, Rackspace shall provide evidence of the creation of the requisite employment positions set forth in the option being exercised in the annual compliance report for that year.

The format for submitting evidence of job creation will be in sufficient detail for the State to confirm the asserted job creation. Rackspace must request each disbursement in writing.

II.           Sections 2.a., b. and c., Rackspace Funding Conditions, are deleted in their entirety and replaced with the following:

2.           Rackspace Funding Conditions

Rackspace must meet all of the following “Funding Conditions”, or will be subject to liquidated damages and/or repayment in accordance with the Agreement.  The Funding Conditions are as follows:

a.  Expansion in Windcrest, Bexar County, Texas.  Rackspace commits to establishing the Walzem Road facility in Windcrest, Bexar County, Texas by December 31, 2012.  Rackspace will construct leasehold improvements to meet its needs.

b.  Job Target (BASIC).  Rackspace commits to meeting a job target of (i) creating a total of at least One Thousand Two Hundred Twenty-Five (1,225) Employment Positions by December 31, 2012, in Texas and of (ii) maintaining these Employment Positions through December 31, 2021.  Rackspace also commits to the following job creation schedule:

(i)	475 Employment Positions by December 31, 2008 (“2008 Job Target”); and
(ii)	1,225 Employment Positions by December 31, 2012 (“2012 Job Target”).

c.  Job Target (OPTION A).  In the event Rackspace is able to increase employment to a level of 2,100 new employment positions by December 31, 2013, Rackspace may qualify for an additional Five Million Five Hundred Thousand Dollars ($5,500,000) as provided for in Section I, paragraph b (OPTION A), of this Agreement.  If Rackspace elects to exercise Option A, Rackspace will maintain these employment positions through December 31, 2021. The Job Target for Option A will not become an employment commitment until such time as Rackspace exercises Option A and receives the funds associated therewith.

d.  Job Target (OPTION B).  In the event Rackspace is able to increase employment to a level of 3,000 new employment positions by December 31, 2014, Rackspace may qualify for up to an additional Ten Million Dollars ($10,000,000) as provided for in Section I, paragraph c (OPTION B), of this Agreement.  If Rackspace elects to exercise Option B, Rackspace will maintain these employment positions through December 31, 2021.  The Job Target for Option B will not become an employment commitment until such time as Rackspace exercises Option B and receives the funds associated therewith.

e.  Job Target (OPTION C).  In the event Rackspace is able to increase employment to a level of 4,000 new employment positions by December 31, 2015, Rackspace may qualify for up to an additional Thirteen Million Five Hundred Thousand Dollars ($13,500,000) as provided for in Section I, paragraph d (OPTION C), of this Agreement.  If Rackspace elects to exercise Option C, Rackspace will maintain these employment positions through December 31, 2021.  The Job Target for Option C will not become an employment commitment until such time as Rackspace exercises Option C and receives the funds associated therewith.

f.  Employment Positions.  For the purposes of this Agreement, “Employment Positions” shall be defined as jobs meeting all of the following criteria:

 (i) New full-time employment positions in the State of Texas with Rackspace, and

(ii)
With an average annual gross compensation of at least $56,000 per year (excluding benefits as of August 1, 2007), adjusted upward by 2% per year over the term of the Agreement to take account of inflation beginning in 2012.

At least two-thirds of the Employment Positions shall be created in Windcrest, Bexar County, Texas. The remaining one-third of the Employment Positions may be located anywhere in Texas. Employment Positions will only be counted as new employment positions for purposes of this Agreement if they are above the total number of employment positions with Rackspace in the State on August 1, 2007 (the “Threshold”).  The parties agree that for purposes of this Agreement, the Threshold shall be 1,436.  The individual Job Targets defined in Sections 2.a-e may be referred to collectively as the “Job Target.”

III.	Section 3.b., Liquidated Damages, is deleted in its entirety and replaced with the following:

3.           Liquidated Damages

b.  Job Target.  As set forth in Section 2 above, annually during the term of this Agreement through 2021 Rackspace must deliver to OOGEDT an Annual Compliance Verification demonstrating that it has met the Job Target for the year just ended.  The consequences to Rackspace of satisfying, failing to satisfy or exceeding the Job Target are as follows:

i.  Compliance With Job Target.  If Rackspace provides a satisfactory Annual Compliance Verification that demonstrates that it has met the Job Target for that year, then Rackspace will be deemed to have met its obligations for such preceding year and no damages are due.

                ii.  Failure to Meet Job Target.  If Rackspace provides an Annual Compliance Verification that demonstrates that it has not met the Job Target for that year for the Basic Fund amount and any options which it has exercised, then OOGEDT may require Rackspace to pay liquidated damages on a per job basis for every Employment Position by which it is short that year in accordance with the Clawback Chart, Attachment A. In no event shall the amount of damages exceed the amount of the Funds granted pursuant to this Agreement, plus interest at the rate of 3.4% per year.

 iii.  Exceeding Job Target.  If an Annual Compliance Verification filed by Rackspace demonstrates that it has exceeded the Job Target for that year, then Rackspace will be deemed to have exceeded its obligations, and will receive a “Surplus Job Credit” for each extra Employment Position that it has maintained above the Job Target for that year.  Rackspace may utilize any earned Surplus Job Credits in following years as follows:

A.  Rackspace may expend a Surplus Job Credit in lieu of paying liquidated damages on a per job basis (for example, if Rackspace owes liquidated damages in the amount of $126,300 for 100 Employment Positions lacking in a particular year, Rackspace may discharge this amount by expending 100 Surplus Job Credits it has earned in prior years); or

B.  Rackspace may apply Surplus Job Credits toward meeting the remaining Job Target for future years, in accordance with whichever option has been agreed upon by Rackspace and OOGEDT, such that if Rackspace accumulates enough Surplus Job Credits it will be deemed to have fulfilled all of its obligations under the Agreement, and will be released from the Agreement early (for example, if Rackspace never exercises any of the possible options and has accumulated at least 1,225 Surplus Job Credits by December 31, 2020, then it may apply these Surplus Job Credits forward to fulfill its Job Target for 2021, and may thereby fulfill its obligations and be released from the Agreement one year early).

C.  The clawback amounts shall vary based on any options exercised by Rackspace.  The Clawback Chart, Attachment A, shall be used when determining the amount of liquidated damages owed by Rackspace, as applicable.

IV.	Section 6.d., Term, is amended to change the termination date to January 31, 2022.

V.	Section 7.h., Notice, is amended to update the address for notification to Rackspace as follows:

                      Alan Schoenbaum
                      General Counsel
                      5000 Walzem Road
                      San Antonio, Texas 78218
                      Phone:  210-312-4721
                      Fax:  210-312-4848

VI.	All terms and conditions of the Agreement not in conflict with this Amendment shall remain in full force and effect.

[Rest of the page left intentionally blank. Signature page follows.]

The parties have caused this Amendment Number One to the Economic Development Agreement to be executed by their duly authorized representatives as of the date first specified above.

The State of Texas Rackspace US, Inc.

/s/ Rick Perry                                                                /s/ Alan Schoenbaum
Governor Rick Perry
Sr. Vice-President and General Counsel
                                                                [Title]

 July 24, 2009                                                                July 16, 2009
Date                                                                                               Date

Attachment A
Clawback Chart

Option	Agreement Section	Grant Amount	Total Jobs	Clawback Penalty (per job)	Payback Term	Interest Rate
Basic	1.a.i and 1.a.ii	$8,500,000	1,225	$1,263	15 years	3.4%
A	1.b.i	$14,000,000	2,100	$1,230	15 years	3.4%
B	1.c.i	$19,250,000	3,000	$1,218	15 years	3.4%
B	1.c.ii	$18,500,000	3,000	$1,205	15 years	3.4%
C	1.d.i	$22,000,000	4,000	$1,129	15 years	3.4%
C	1.d.ii	$22,000,000	4,000	$1,138	15 years	3.4%
C	1.d.iii	$22,000,000	4,000	$1,133	15 years	3.4%
C	1.d.iv	$22,000,000	4,000	$1,172	15 years	3.4%